UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 5, 2009
WEATHERFORD INTERNATIONAL LTD.
(Exact name of registrant as specified in charter)

Bermuda (State of Incorporation)	1-31339 (Commission File No.)	98-0371344 (I.R.S. Employer Identification No.)

515 Post Oak Blvd., Houston, Texas (Address of Principal Executive Offices)	77027-3415 (Zip Code)
Registrant’s telephone number, including area code: (713) 693-4000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Appointment of Principal Officers
SIGNATURES

Item 5.02 Appointment of Principal Officers.
On February 5, 2009, the following increases were approved to the 2009 base salaries of the members of our management, with effect from January 1, 2009: Bernard J. Duroc-Danner, Chairman of the Board, President and Chief Executive Officer—$100,000; Andrew P. Becnel, Senior Vice President and Chief Financial Officer—$65,000; Stuart E. Ferguson, Senior Vice President of Reservoir & Production and Chief Technology Officer—$50,000; Keith R. Morley, Senior Vice President of Well Construction & Operations Support—$50,000; Burt M. Martin, Senior Vice President, General Counsel and Secretary—$60,000; Jessica Abarca, Vice President — Accounting and Chief Accounting Officer—$40,000; and M. David Colley, Vice President of Artificial Lift Systems—$25,000. The Board of Directors also approved the following discretionary cash awards: Mr. Duroc-Danner—$1,750,000; Mr. Becnel—$525,000; Mr. Morley—$475,000; Mr. Martin—$500,000; Ms. Abarca—$300,000; and Mr. Colley—$225,000.
Effective as of February 9, 2009, we have also appointed two new officers. James M. Hudgins was appointed as our Vice President — Tax, and Carel W. Hoyer was appointed as our Vice President — Well Construction Services.
Mr. Hudgins joined us in January of 1999. Since that date, he has served as our Director of Tax. He also served as our Treasurer from February 2002 to August 2003. From June 1991 to December 1998, Mr. Hudgins held tax and finance positions with another oilfield service company. Prior to that, Mr. Hudgins was employed by Ernst & Young LLP. Mr. Hudgins received his Bachelors Degree in Accounting from the University of Houston and his Masters of Business Administration from Southern Methodist University. He is also a Certified Public Accountant in the State of Texas.
Mr. Hoyer joined us in August 2005 with our acquisition of Precision Energy Services. Mr. Hoyer has served as a Group Vice President of Drilling Hazard Mitigation since January 2007. From August 2005 until December 2006, he served as a Vice President of Product Development for one of our operating units. From December 1998 until August 2005, Mr. Hoyer held various management positions with Precision Drilling Corporation. Prior to that time, he has held engineer and management positions with other oilfield service companies since 1981. Mr. Hoyer received his Bachelor of Science degree from LeTourneau University.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 10, 2009	WEATHERFORD INTERNATIONAL LTD.

	By:	/s/ Burt M. Martin
	Name:	Burt M. Martin
	Title:	Senior Vice President and Chief Financial Officer